UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 16, 2009

UNITED RENTALS, INC.
UNITED RENTALS (NORTH AMERICA), INC.
(Exact Names of Registrants as Specified in their Charters)

Delaware	001-14387	06-1522496
Delaware	001-13663	06-1493538
(States or Other Jurisdictions	(Commission File Numbers)	(IRS Employer
of Incorporation)		Identification Nos.)

Five Greenwich Office Park, Greenwich, CT		06831
(Address of Principal Executive Offices)		(Zip Code)

Registrants’ Telephone Number, Including Area Code: (203) 622-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(b).	Departure of Director.

On January 16, 2009, Wayland R. Hicks, a director of United Rentals, Inc. (the “Company”), tendered notice of his resignation, to be effective as of March 1, 2009, to Jenne K. Britell, chairman of the board of directors of the Company (the “Board”). The Board has accepted Mr. Hicks’ resignation.

Item 5.02(d).	Election of New Directors.

On January 16, 2009, the Board elected José B. Alvarez, Bobby J. Griffin and Filippo Passerini as directors of the Company. At this time, none of the new directors has been appointed to serve on any particular committee of the Board.

As compensation for their service on the Board, each of the new directors will receive (i) annual retainer fees of $60,000 for serving as director, (ii) meeting attendance fees of $2,000 for each Board meeting attended, and (iii) an annual equity grant of $60,000 in fully vested RSUs, generally to be paid after three years (subject to acceleration in certain circumstances). They also will be eligible to participate in a medical benefits program (comparable to that offered to our employees), at their own cost, and in United Rentals, Inc. Deferred Compensation Plan for Directors, under which our non-employee directors may elect to defer receipt of the fees that would otherwise be payable to them. In accordance with the Company’s customary practice, the Company is entering into indemnification agreements with each of the new directors substantially in the form filed as an exhibit to the Company’s annual report on Form 10-K for the year ended December 31, 2007. If any of the new directors is appointed to serve on one or more of our committees, he will receive certain additional compensation.

A copy of the press release issued by the Company on January 22, 2009, which announces the new appointments and the background of each new director, is included as Exhibit 99.1 to this report. The press release also reports the resignation of Mr. Hicks.

Item 9.01.	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description

Exhibit 99.1	Press release, issued by the Company on January 22, 2009

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SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 22, 2009.

UNITED RENTALS, INC.

By:	/s/ Roger E. Schwed

Name:	Roger E. Schwed
Title:	General Counsel

UNITED RENTALS (NORTH AMERICA), INC.

By:	/s/ Roger E. Schwed

Name:	Roger E. Schwed
Title:	General Counsel

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